Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 29, 2020, which includes an explanatory paragraph relating to Company’s ability to continue as a going concern, relating to the financial statements of Electromedical Technologies, Inc. for the years ended December 31, 2019 and 2018, appearing in its Registration Statement on Form-1 filed with the Securities and Exchange Commission on July 20, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No 333-234623).

/s/ dbbmckennon

San Diego, California

February 16, 2021